                                                                    Exhibit 23.2
                          Independent Auditors Consent

   We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 27, 2000 (except the fourth paragraph of
Note 1, as to which the date is    , 2001 and the fourth paragraph of Note 15
as to which the date is April 20, 2001), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-55412) and related Prospectus of Peabody Energy Corporation, formerly P&L Coal Holdings Corporation, for the registration of 20,000,000 shares of its common stock.

                                          Ernst & Young LLP

St. Louis, Missouri

April 20, 2001

   The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 1 to the financial statements.

                                          /s/ Ernst & Young LLP

St. Louis, Missouri

April 20, 2001